Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Completes Acquisition of Luvata Heat Transfer Solutions

Completes next step in transformation strategy through the addition of the world’s largest supplier of coils and coatings to HVAC&R industry

RACINE, WI, November 30, 2016 - Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, announced today the completion of its previously disclosed agreement to purchase Luvata Heat Transfer Solutions (HTS). The agreement to acquire the company was announced on September 6, 2016. The purchase price was approximately $418 million.

Luvata HTS is a leading manufacturer of commercial and industrial coils, coolers and related products, primarily for the HVAC&R markets. Luvata HTS's product offering covers a broad range of heat exchanger coils, and commercial refrigeration and industrial coolers, complemented by anti-corrosion coating solutions. For the trailing 12 months ended September 30, 2016, Luvata HTS had net sales of $549 million and EBITDA of $55 million.

The company expects to achieve annual cost synergies of at least $15 million within the first three to four years, in particular through the ongoing optimization of manufacturing and procurement organizations and cost structures.  Additional revenue synergies will emerge through the sale of Luvata HTS's products into Modine's broad client base and utilization of Luvata HTS's sales team to sell Modine's coil and other products into Luvata HTS's client base.

"The acquisition of Luvata HTS addresses our Diversify and Grow objectives very clearly and we have no doubt it will further Strengthen Modine as well, as this now-nearly $2B company moves forward with a broad base of earnings, reduced cyclicality and common focus," said Modine President and Chief Executive Officer, Thomas A. Burke.

In light of the addition of the Luvata HTS business and the near-term discontinuation of the Luvata name, Modine will be transitioning to new names for each of its global businesses. These new designations will more clearly define our three distinct, but clearly related businesses.  The new Modine names will be:

•	Commercial and Industrial Solutions (CIS) (previously the Luvata HTS and Modine Coils businesses);
•	Vehicular Thermal Solutions (Modine's "vehicular" business); and
•	Building HVAC Systems (Modine's current BHVAC business).

In support of the Commercial and Industrial Solutions (CIS) integration process, Modine has announced that Dennis Appel, previously President, Luvata HTS, will transfer to Modine in the role of Vice President, Commercial and Industrial Solutions.

Burke continued, "Modine is now 10,500 employees strong with an expanded footprint and increased product portfolio.  The combination of Modine and Luvata HTS provides a complete product portfolio as well as agile manufacturing capabilities across the globe, all of which will allow superior response to customer needs.  We will provide consolidated results and updated guidance for fiscal 2017, including the effect of the Luvata HTS transaction, in connection with our third quarter earnings release."

About Modine

Modine, with fiscal 2016 revenues of $1.4 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment and refrigeration systems.  Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe, Asia and Africa.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as "believes," "estimates," "expects," "plans," "anticipates," "intends," and other similar "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under "Risk Factors" in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2016 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. Other risks and uncertainties include, but are not limited to, the following: Modine's ability to integrate the Luvata HTS business successfully into Modine, to harness the anticipated synergies associated with the transaction, and to achieve projected cash flows sufficient to enable Modine to maintain a desirable leverage ratio; the overall health and price-down focus of Modine's customers, particularly in light of economic and market-specific challenges; the ability of the Company to successfully implement its Strengthen, Diversify and Grow strategic transformation; uncertainties regarding the costs and benefits of Modine's restructuring activities in our Americas and Europe segments, including the activities associated with the closure of Modine's facility in Washington, Iowa; operational inefficiencies as a result of program launches, unexpected volume increases and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations (particularly the value of the euro, Brazilian real and British pound relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and in particular the economic and market conditions in Brazil and China, the remaining economic uncertainties in certain markets in North America, and the continuing uncertainty regarding the recent "Brexit" vote in Great Britain; the impact on Modine of any significant increases in commodity prices, particularly aluminum and copper, and our ability to pass these prices on to customers; Modine's ability to successfully execute its strategic and operational plans; the nature of and Modine's significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update any forward-looking statements.

SOURCE: Modine Manufacturing Company
Modine Manufacturing Company
Kathleen Powers, 262-636-1687
k.t.powers@na.modine.com